Exhibit 99.3

iLead Media, Inc.

Financial Statements for the

Three Months Ended March 31, 2006 and 2005

iLead Media, Inc.

Balance Sheets (Unaudited)

March 31, 2006 and 2005

Assets

	2006	2005

Current Assets
Cash and cash equivalents	$614,490	$—
Accounts receivable (Net of allowance for Doubtful accounts of 29,000 in 2006 and $0 in 2005)	322,797	147,560
Inventories	36,375	33,067

Total Current Assets	973,663	180,628

Property and Equipment, at Cost
Leasehold improvements	35,018	35,018
Office equipment, furniture and fixtures	153,824	100,874

	188,842	135,892
Less accumulated depreciation	(86,118)	(51,080)

Total Property and Equipment	102,724	84,812

Other Assets - Merchant account deposits	606,762	20,078

Total Assets	$1,683,148	$285,517

The accompanying notes are an integral part of the financial statements

Exhibit A

Liabilities and Shareholder’s Equity (Deficit)

	2006	2005

Current Liabilities
Checks issued in excess of funds on deposit	$—	$266,843
Short-term borrowings - Bank	—	250,000
Deferred revenue	517,991	432,322
Accounts payable	271,081	169,559
Distributions payable	318,843	52,037
Accrued expenses	19,163	19,200
Accrued payroll	16,144	14,045
Accrued membership refunds	58,115	16,462

Total Current Liabilities	1,201,337	1,220,468

Shareholders’ Equity (Deficit)
Common stock, no par value, 1,000,000 shares authorized, issued and outstanding	11,346	11,346
Retained earnings (accumulated deficit)	470,465	(946,297)

Total Shareholders’ Equity (Deficit)	481,811	(934,951)

Total Liabilities and Shareholders’ Equity (Deficit)	$1,683,148	$285,517

Exhibit B

iLead Media, Inc.

Statements of Operations and Retained Earnings (Accumulated Deficit) (Unaudited)

Three Months Ended March 31, 2006 and 2005

	2006	2005

Net Sales	$3,379,273	$1,507,069

Cost of Sales	1,634,343	944,872

Gross Profit	1,744,930	562,197

Operating Expenses	1,610,748	619,294

Income from Operations	134,182	(57,097)

Other Expense – Interest	—	(3,739)

Net Income (Loss)	134,182	(60,836)

(Accumulated Deficit) Retained Earnings, Beginning of Period	843,575	(457,402)

Distributions to Shareholders	(507,292)	(428,059)

Retained Earnings (Accumulated Deficit) End of Period	$470,465	$(946,297)

The accompanying notes are an integral part of the financial statements

Exhibit C

iLead Media, Inc.

Statements of Cash Flows (Unaudited)

Three Months Ended March 31, 2006 and 2005

	2006	2005

Cash Flows from Operating Activities
Net income	$134,182	$(60,836)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	8,760	8,760
(Increase) decrease in
Accounts receivable	(29,160)	208,543
Inventories	(7,436)	(592)
Merchant account deposits	(13,756)	(78)
Increase (decrease) in
Deferred revenue	176,566	155,540
Accounts payable	34,695	(107,967)
Accrued expenses	(52,949)	(80,815)

Total Adjustments	116,720	183,391

Net Cash Provided by Operating Activities	250,902	122,555

Net Cash Used in Investing Activities - Purchase of property and equipment	(8,774)	(7,894)

Cash Flows from Financing Activities
Checks issued in excess of funds on deposit	—	195,723
Net borrowings under line of credit	—	40,106
Distributions to shareholders	(433,605)	(376,022)

Net Cash Used in Financing Activities	(433,605)	(140,193)

The accompanying notes are an integral part of the financial statements

iLead Media, Inc.

Statements of Cash Flows (Unaudited)

Three Months Ended March 31, 2006 and 2005

	2006	2005

Net Decrease in Cash and Cash Equivalents	$(191,477)	$(25,532)

Cash and Cash Equivalents, Beginning of Period	805,967	25,532

Cash and Cash Equivalents, End of Period	$614,490	$—

Supplemental Disclosure of Cash Flow Information:
Cash paid during year for interest	$—	$3,739

The accompanying notes are an integral part of the financial statements

iLead Media, Inc.

Notes to Financial Statements

Three Months Ended March 31, 2006 and 2005

Note 1 - Industry Operations

iLead Media, Inc. (the Company) was formed effective April 1, 2004 from the statutory merger of Web House USA, Inc., Freeblvd, Inc., WinDaily, Inc. and Internet Jungle, Inc. All of the assets and liabilities of these entities were combined at existing carrying values. These four entities had been in existence from various dates since 1999 and were under common control.

The Company provides online home business opportunities for individuals throughout the United States through 1) membership in its programs that provide information and resources for the resale of goods online, and 2) access to overstock and dollar-shop goods through the Company’s inventories and through goods available from drop-ship partners. The Company also generates revenue from the sale of customer leads to third parties, as well as the sale of partner memberships and/or products.

Note 2 - Summary of Significant Accounting Policies

Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company extends credit to its customers who purchase online business leads. These trade accounts receivable are recorded at original invoice, net of an allowance for expected losses. Management determines the allowances for doubtful accounts by reviewing and identifying troubled accounts on a regular basis. A receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 90 days. Receivables are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded when received.

Membership sales and sales of product are processed online by way of credit cards. As the customer’s credit cards are charged the same day as the sale, there are no receivables from the customers for these transactions. Receivables do exist as a result of the deposit lag from the banks processing the transactions to the cash accounts of the Company. No allowance for credit losses is deemed necessary for these transactions as the cash collection is confirmed when the transaction is processed by the merchant bank.

The Company subsequently issues refunds to customers who cancel their monthly online membership and who request a refund. Accrued membership refund is recognized as a liability and is estimated from historical performance and projections of trends.

Inventories

Inventories consist of finished goods available to members for resale and are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Depreciation

Depreciation of leasehold improvements, office equipment and furniture and fixtures is provided for on the declining balance method over the estimated useful lives of five to seven years.

Maintenance and repairs, which neither materially add to the value of the asset nor appreciably prolong its life, are charged to expenses as incurred.

Merchant Account Deposits

The Company uses various merchant banks to handle its credit card transactions. These merchant banks retain a portion of funds received in a deposit account as security for chargebacks and other account activity.

Revenue Recognition

In general, revenue is recognized when the following criteria are met:  evidence of an arrangement between the Company and its customer exists, shipment has occurred or services have been rendered, the sales price is fixed and determinable and collectibility is reasonably assured. Specifically, the Company recognizes revenue from online membership sales only after the member’s credit card is charged successfully and the service date of making membership benefits available has taken place. For lead sales, the Company’s revenue recognition varies depending on the arrangement with the purchaser. Where the arrangement provides for delivery only, revenue is recognized when the lead information is provided to the purchaser. Where the arrangement provides for compensation based on sales generated by the purchaser from the lead, the Company recognizes revenue in the period that the purchasing company makes a sale that was derived from the lead. For product sales, the company recognizes revenue when the member’s credit card is successfully charged and the goods shipped.

In compliance with EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, the Company assesses whether it or a third-party supplier is the primary obligor with respect to product sales to its members. The Company has evaluated the terms of its customer agreements and considered other key indicators such as latitude in establishing price, discretion in supplier selection, physical possession of the articles and credit risk to the vendor as part of this assessment. Accordingly, the Company primarily records product sale revenue at gross, except for transactions in which it acts as a broker and a third-party supplier is the primary obligor.

Deferred revenue represents that portion of credit card billings for online membership sales billed one month in advance where the service date has not passed.

Income Taxes

The Company has elected to be taxed as an S corporation under provisions of the Internal Revenue Code. Accordingly, the accompanying financial statements do not reflect income taxes, except for state replacement tax.

Shipping and Handling Fees and Costs

Shipping and handling fees and costs amounted to $300,161 and $208,547 for the three months ended March 31, 2006 and 2005, respectively, and are classified in operating expenses on the statements of operations.

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAPUSA) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 3 - Cash and Cash Equivalents

Cash and cash equivalents consist of the following:

	2006	2005

Cash	$96,841	$—
Money market funds	517,649	—

	$614,490	$—

The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Note 4 - Short-Term Borrowings - Bank

The Company had a short-term line of credit with a local bank, personally guaranteed by the majority shareholder of the Company and collateralized by real estate owned by the same shareholder, approved for up to $250,000 with interest at prime plus 1.75%. The balance outstanding as of March 31, 2005 was $250,000. These borrowings were paid off in the third quarter of 2005 and the line was not renewed.

Note 5 - 401(k) Retirement Plan

The Company adopted a defined contribution 401(k) plan, effective January 1, 2005, in which substantially all of its employees may participate. An employee is eligible to participate in the 401(k) plan after one year of service and attaining age 21. Participants are 25% vested after one year of service and are fully vested after four years of service. Employees may contribute a portion of their salary to the 401(k) plan. The Company matches a portion of the employees’ contributions. The Company made contributions to the plan in the amounts of $21,034 and $19,932 for the three months ended March 31, 2006 and 2005, respectively.

Note 6 - Operating Lease

The Company leases its building on a month to month basis from the majority shareholder for $1,600 per month. Total accrued rent was $0 and $19,200 as of March 31, 2006 and 2005, respectively. Accrued rent is included in accrued liabilities.

Rent expense for the periods ended March 31, 2006 and 2005 was $3,945 and $5,513, respectively.

Note 7 - Related Party Transactions

In addition to the lease noted in Note 6, the majority shareholder of the Company has ownership interests in an entity that sells memberships to an online discount and savings club geared towards families. At March 31, 2006 and 2005, the Company sold memberships for this entity. For the period ended March 31, 2006 and 2005, commissions recognized by the Company for these sales amounted to $190 and $2,400, respectively.

The majority shareholder of the Company has ownership interests in an entity that sells oral care products. Starting in late 2005, the Company provided fulfillment services for this entity and charged the entity for reimbursement of labor and shipping and handling fees. There is no mark-up on these services and the income is included in sales. The total charged for these services for the three-month period ended March 31, 2006 was $64,000.

Note 8 - Concentrations

For the three months ended March 31, 2005 sales to three customers were each more than 10% of total sales. Total sales to these customers amounted to approximately, $158,700, $432,400 and $226,400. There were no customers that exceeded 10% of total sales for the three months ended March 31, 2006.

For the three months ended March 31, 2006, two service suppliers each comprised more than 10% of total cost of sales. The amount of services purchased from these suppliers was approximately $372,800 and $197,100, respectively. For the three months ended March 31, 2005 three service suppliers each provided services in excess of 10% of total cost of sales. The amount of services purchased from these suppliers was approximately $323,500, $269,000 and $186,000.

Note 9 – Subsequent Event

On or about December 6, 2005, the company entered into a letter of intent with Think Partnership Inc. (THK, previously known as CGI Holding Corporation) for the acquisition of the company by THK. On or about May 2, 2006 the company entered into an agreement with THK for the acquisition of the company with the company to become a wholly owned subsidiary of THK after completion of the merger.